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                                                                    EXHIBIT 4(c)
Instruction No. 2
                             Kentucky Power Company
                      Unsecured Medium Term Notes, Series A

                                  Instructions

To:  Bankers Trust Company, as Trustee

Trade or sale date:  11-04-98

Principal Amount:    $30,000,000

Maturity Date:  11-10-2008

Interest Rate:   6.45%

Redemption Provisions:

Redeemable:              Yes ___              No   X
                                                  --
       In Whole:         Yes ___              No   X
                                                  --
       In Part:          Yes ___              No   X
                                                  --

Original Issue Date: 11-09-98

Public Offering Price:    100%

Presenting Agent's Commission: 0.625%

Net Proceeds to Company:  99.375%

CUSIP No.: 49138Q AB 0

Account number of participant  account maintained by DTC on behalf of Presenting
Agent:

      Merrill Lynch            #5132

Account number of participant account maintained by DTC on behalf of Trustee:

Each Presenting Agent's name and proportionate amount of Global Note:

      Merrill Lynch            100%


Name in which the Note is to be registered (Registered Owner):

      Cede & Co.

Address and taxpayer identification number of Registered Owner and address for payment:

           The Depository Trust Company
           55 Water Street
           New York, NY  10041
           #13-2555119

Original Issue Discount Security:   Yes ___    No   x

Yield to Maturity:   6.45%

Initial Accrual Period:   11-09-98  -  03-31-99

Account of Company into which net proceeds are to be deposited:

      Citibank ABA #021-000-089      Account #4057-2089

Any Other Book-Entry Note represented by Global Security (to the extent known):


                             KENTUCKY POWER COMPANY

                               By: /s/ A. A. Pena
                    (President, Vice President, or Treasurer)